NEWS RELEASE

For: IMMEDIATE RELEASE

Contact: CHARLES S. HOWARD, PRESIDENT or DAVID A. MEINERT, EVP & CFO

Date: October 19, 2007

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS THIRD QUARTER EARNINGS

Oskaloosa, Iowa - MidWestOne Financial Group, Inc. announced that the Company earned $1,248,000, or $.34 per basic and diluted share, for the third quarter of 2007. Net income for the third quarter of 2007 decreased 14 percent compared with $1,446,000, or $.40 per basic share and $.38 diluted, for the third quarter of 2006. The Company reported net income of $4,010,000 for the first nine months of 2007 compared with $5,020,000 for the first nine months of 2006. Basic earnings per share for the first nine months of 2007 were $.28 lower at $1.08 compared to $1.36 for the first nine months of 2006. Diluted earnings per share were $1.07 for the first nine months of 2007 compared to $1.33 per share for the nine months ended September 30, 2006.

The decrease in net income and earnings per share for the third quarter of 2007 was primarily attributable to lower net interest income and an increase in the provision for loan losses. This was partially offset by increased noninterest income. The reduction in net income and earnings per share for the first nine months of 2007 compared to 2006 was due to lower net interest income, increased provision for loan losses and higher noninterest expense.

Return on average assets for the Company was .66 percent for the third quarter of 2007 compared with .82 percent for the third quarter of 2006. Year-to-date return on average assets in 2007 was .72 percent compared to .97 percent last year. The return on average shareholders' equity for the third quarter of 2007 was 7.76 percent compared with 9.49 percent for the quarter ended September 30, 2006. Year-to-date return on average equity was 8.48 percent in 2007, versus 11.19 percent in the first nine months of 2006.

The Company's net interest income for the third quarter of 2007 was $279,000, or 4 percent lower compared to the quarter ended September 30, 2006. Net interest income for the first nine months of 2007 was $902,000 lower than what was earned for the nine months ended September 30, 2006. In January of 2006, the Company received $1,315,000 in proceeds from the collection of a loan previously charged off in 2001. This collection included the recovery of $364,000 in interest that was credited to income in the first quarter of 2006, thus increasing net interest income for the first nine months of the year. Net interest margin decreased to 3.55 percent for the third quarter of 2007 compared to 3.92 percent for the quarter ended

September 30, 2006 due to lower loan pool interest income and discount recovery. The Company's net interest margin for the first nine months of 2007 was 3.66 percent versus 4.13 percent for the nine months ended September 30, 2006. The net interest margin decline in the nine months ended September 30, 2007 compared to the same period in 2006 was due to lower loan pool interest income and discount recovery, the nonrecurring interest related to the charge-off recovery in 2006 and the continued higher cost of funds relative to the previous period.

Total assets increased $23,976,000 to $768,887,000 at September 30, 2007 from $744,911,000 on December 31, 2006, and $49,793,000 from $719,094,000 at September 30, 2006. Total deposits at September 30, 2007 were $558,262,000 compared with $560,615,000 at December 31, 2006 and $524,532,000 at September 30, 2006.

The Company's total loans increased 6 percent to $533,361,000 at September 30, 2007 from the year-end 2006 balance of $503,832,000, and increased $44,197,000 from $489,164,000 at September 30, 2006. Growth in loans since December 31, 2006 has come primarily from the Waterloo/Cedar Falls and the Oskaloosa markets. Total loans as a percentage of deposits were 95.5 percent on September 30, 2007, compared with 89.9 percent at December 31, 2006 and 93.3 percent on September 30, 2006.

Loan pool participations totaled $90,757,000 on September 30, 2007 compared with $98,885,000 on December 31, 2006 and $92,450,000 on September 30, 2006. The reduction from the December 31, 2006 balance is due to collections during the first nine months of 2007. The Company placed numerous bids on loan pools during the first nine months of 2007 and was successful in purchasing $23,310,000, with most of the purchases occurring in the third quarter.

Non-performing loans (excluding loan pool participations) at September 30, 2007 decreased to $4,628,000 compared with $5,801,000 on December 31, 2006 and $4,094,000 on September 30, 2006. The decrease in non-performing loans at September 30, 2007 compared with December 31, 2006 is mainly due to the foreclosure of a convenience store/truck stop facility totaling $1.8 million that was carried as a troubled-debt restructure at year-end 2006. This credit was charged down $559,000 to its estimated fair market value with the remaining balance of $1.2 million classified as other real estate owned. At September 30, 2007, non-performing loans were .87 percent of total loans compared with 1.15 percent of total loans at December 31, 2006 and .84 percent of total loans at September 30, 2006. Other real estate owned at September 30, 2007 increased to $1,579,000 from $188,000 at year-end 2006, primarily due to the foreclosure of the convenience store/truck stop facility. Non-performing assets (non-performing loans plus other real estate owned) were 1.16 percent of total loans on September 30, 2007 compared with 1.19 percent of total loans as of December 31, 2006 and .87 percent as of September 30, 2006.

The Company has very minimal exposure to subprime mortgages in its loan portfolio. The Company's loan policy provides a guideline that real estate mortgage borrowers have a credit score of 640 or greater. Management continues to evaluate its policies and procedures relative to subprime credit and continues testing loan originations to determine compliance with those policies and procedures. Exceptions to the guideline have been noted but the overall exposure is deemed minimal by management. Mortgages originated by the Company and sold on the secondary market are typically underwritten according to the guidelines of the secondary market investors. These mortgages are on a non-recourse basis, thereby significantly reducing any subprime exposure. The Company also has very minimal exposure in loan pools to consumer real estate subprime credit. Most of the basis in loans identified with borrowers or guarantors having credit scores categorized as subprime relates to additional collateral taken to reduce exposure on commercial or commercial real estate loans. The Company does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit.

The Company recorded a provision for loan losses in the quarter and the nine months ended September 30, 2007 of $163,000 and $739,000, respectively, compared toa $90,000 provision for loan losses in each of the third quarter and the first nine months of 2006. The lower provision for loan losses in the first nine months of 2006 was due to the recovery of $901,000 of prior year loan charge-off that was credited to the allowance for loan losses in January of 2006. During the third quarter of 2007, the Company charged off net loans totaling $732,000 compared with no net charge-offs in the third quarter of 2006. During the first nine months of 2007, the Company charged off loans totaling $1,161,000 and recognized recoveries of loans previously charged off totaling $28,000, which resulted in net loan charge-offs of $1,133,000. This compares to net loan recoveries of $668,000 for the nine months ended September 30, 2006. At September 30, 2007, the Company's allowance for loan losses was $5,299,000, which was .99 percent of total loans. At December 31, 2006, the allowance for loan losses was $5,693,000, or 1.13 percent of total loans. At September 30, 2006, the allowance was $5,769,000, or 1.18 percent of total loans.

Non-interest income excluding investment security gains or losses increased $67,000 for the quarter ended September 30, 2007 compared with the third quarter of 2006 primarily due to increased deposit service charges and customer service charges and fees. This increase was offset by reduced brokerage commissions due to lower volume of client investment security transactions and lower mortgage origination fees reflecting reduced volume of secondary market mortgage loan activity. Non-interest income excluding investment security gains or losses decreased $86,000 for the nine months ended September 30, 2007 compared to the first nine months of 2006 as a result of lower deposit service charges from overdrafts, reduced brokerage commissions and lower other operating income. The reduction in other operating income was partially due to a non-recurring $50,000 recovery of legal expenses credited to miscellaneous loan income related to the loan charge-off recovery proceeds in January 2006. These reductions in non-interest income were partially offset by additional customer service fees from increased ATM transactions and higher mortgage origination fees related to greater secondary market real estate loan originations. The Company recognized security losses of $86,000 in the third quarter of 2006 and no security gains or losses in the third quarter of 2007. For the first nine months of 2007, the Company recognized security gains of $49,000 compared with recognized security losses of $212,000 for the first nine months of 2006.

Non-interest expense increased $42,000 in the third quarter of 2007 compared with the third quarter of 2006 primarily due to increased employee benefit costs and higher professional fees. Non-interest expense increased $350,000, or 2 percent, for the nine months ended September 30, 2007 compared to the first nine months of 2006. Most of the increase in non-interest expense for the nine months is attributable to salaries and employee benefit costs and professional fees expense. The Company has increased its number of employees with the new Davenport office, which resulted in higher personnel costs. Professional fees increased primarily due to costs associated with the efforts to comply with Sarbanes-Oxley requirements.

On September 12, 2007, the Company announced that it had entered into a definitive agreement to merge with ISB Financial Corp. of Iowa City, Iowa. The transaction will be a merger of equals with the resulting company retaining the MidWestOne Financial Group, Inc. name. Headquarters of the merged entity will be located in Iowa City. Under the terms of the agreement, shareholders of MidWestOne would exchange one share of their stock for .95 shares of ISB stock. The resulting stock will be listed on the NASDAQ Global Market under a new undetermined stock symbol. The transaction is subject to regulatory and shareholder approval and it is anticipated that it will be consummated in the first quarter of 2008. The two bank subsidiaries of ISB Financial Corp. and MidWestOne Bank will be merged into one bank charter later in 2008.

The Company's board of directors approved a stock repurchase program on January 26, 2007 that allows management to repurchase up to $2,000,000 of the outstanding shares through December 31, 2007. During the third quarter of 2007 there were no shares repurchased.

A cash dividend of $.18 per share was declared on October 18, 2007 by the Company's board of directors. The dividend is payable on December 14, 2007, to shareholders of record as of November 30, 2007. The amount of the dividend is consistent with the $.18 per share paid in the third quarter of 2007.

Progress continues on the construction of the Company's newest branch facility in the Pinnacle Prairie Business Park in Cedar Falls, Iowa. It is anticipated that the branch will be completed and open for business in the fourth quarter of 2007. This full-service branch will expand the Company's presence into a growing area of Cedar Falls and complement existing branch locations in Waterloo and Hudson, Iowa.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Oskaloosa, Iowa. The Company's bank subsidiary is MidWestOne Bank with office locations in Oskaloosa, Belle Plaine, Burlington, Davenport, Fairfield, Fort Madison, Hudson, North English, Ottumwa, Pella, Sigourney, Wapello and Waterloo, Iowa. MidWestOne Investment Services, Inc. provides retail brokerage and financial planning services throughout the banking offices of the Company. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the Nasdaq Global Market under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, ISB Financial ("ISBF") will file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 to register the shares of ISBF common stock to be issued to the shareholders of the Company. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of ISBF and the Company seeking their approval of the merger. In addition, each of ISBF and the Company may file other relevant documents concerning the proposed merger with the SEC.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ISBF, THE COMPANY AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents, when available, through the website maintained by the SEC at http://www.sec.gov. Free copies of the joint proxy statement/prospectus also may be obtained, when available, by directing a request by telephone or mail to MidWestOne Financial Group, Inc., 222 First Avenue East, Oskaloosa, Iowa 52577, Attention: David Meinert (telephone: (641) 673-8448) or by accessing the Company's website at http://www.midwestonebank.com under "Company Info." The information on the Company's website is not, and shall not be deemed to be, a part of this document or incorporated into other filings the company makes with the SEC.

ISBF and the Company and their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of ISBF and/or the Company in connection with the merger. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company's 2007 annual meeting of shareholders filed with the SEC on March 23, 2007. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement/prospectus regarding the merger when it becomes available.

This document shall not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such solicitation would be unlawful.

Caution Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include statements as to expectations regarding the merger and any other statements regarding future results or expectations. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company and the resulting company, include but are not limited to: (1) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; (2) changes in the quality and composition of the company's loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's respective market areas; implementation of new technologies; ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines; (3) the businesses of ISBF and/or the Company may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (4) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (5) revenues following the merger may be lower than expected; (6) customer and employee relationships and business operations may be disrupted by the merger; (7) the required regulatory and shareholder approvals may not be obtained within expected timeframes, or at all, and the ability to complete the merger may be more difficult, time-consuming or costly than expected; and (8) other risk factors detailed from time to time in filings made by ISBF or the Company with the SEC.

MIDWESTONE FINANCIAL GROUP, INC.
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	QUARTER ENDED		NINE MONTHS ENDED
(in thousands, except share & per share data)	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006	2007	2006
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$ 10,892	$ 9,584	$ 31,701	$ 27,284
Interest income and discount on loan pool participations	1,818	2,342	6,134	7,134
Total interest income	12,710	11,926	37,835	34,418
Total interest expense	6,693	5,630	19,453	15,134
Net interest income	6,017	6,296	18,382	19,284
Provision for loan losses	163	90	739	90
Noninterest income	1,479	1,326	4,542	4,367
Noninterest expense	5,432	5,390	16,389	16,039
Income before tax	1,901	2,142	5,796	7,522
Income tax expense	653	696	1,786	2,502
Net income	$ 1,248	$ 1,446	$ 4,010	$ 5,020

Per Share Data:
Net income - basic	$0.34	$0.40	$1.08	$1.36
Net income - diluted	$0.34	$0.38	$1.07	$1.33
Dividends declared	$0.18	$0.18	$0.54	$0.53
Weighted average shares outstanding	3,695,517	3,687,039	3,701,675	3,698,547
Weighted average diluted shares outstanding	3,725,766	3,757,822	3,736,747	3,767,884

Performance Ratios:
Return on average assets	0.66%	0.82%	0.72%	0.97%
Return on average equity	7.76%	9.49%	8.48%	11.19%
Net interest margin (FTE)	3.55%	3.92%	3.66%	4.13%
Net loan charge-offs (recoveries) /average loans	0.55%	0.00%	0.29%	(0.19%)

		SEPTEMBER 30,		December 31,
		2007	2006	2006
Selected Balance Sheet Data - At Period End:
Balances:
Total assets		$ 768,887	$ 719,094	$ 744,911
Loans, net of unearned income		533,361	489,164	503,832
Allowance for loan losses		5,299	5,769	5,693
Loan pool participations		90,757	92,450	98,885
Total deposits		558,262	524,532	560,615
Total shareholders' equity		64,579	61,044	62,533

Per Share Data:
Book value		$17.46	$16.61	$16.83
Tangible book value		$13.58	$12.64	$12.92
Common shares outstanding		3,699,275	3,675,066	3,715,431

Financial Ratios:
Total shareholders' equity/total assets		8.40%	8.49%	8.39%
Total loans/total deposits		95.54%	93.26%	89.87%
Nonperforming loans/total loans		0.87%	0.84%	1.15%
Allowance for loan losses/total loans		0.99%	1.18%	1.13%
Allowance for loan losses/nonperforming loans		114.51%	140.90%	98.14%